Exhibit 10.1

December 17, 2021

[NAME]
[ADDRESS]
[ADDRESS]

Re:     Retention Bonus Agreement (“Agreement”)

Dear [EMPLOYEE NAME]:

As you know, Carrols Restaurant Group, Inc. (together with its subsidiaries, “Carrols” or the “Company”) is currently facing several significant and unforeseen challenges, including, among other things, labor shortages and rising labor and commodity costs. These challenges have materially impacted the profitability of our Company and our stock price. In addition, we have publicly announced that Daniel T. Accordino, our President and Chief Executive Officer, will be retiring by June 30, 2022 and that the Board of Directors of the Company is conducting a search to identify a new CEO.

We consider your continued service and dedication to the Company essential as we work to overcome these challenges and ensure a successful transition to new leadership. To incentivize you to remain employed with the Company, we are pleased to offer you a retention bonus, as described in this Agreement.

In consideration of your continued employment with Carrols from the date hereof through December 31, 2022 (the “Retention Period”), we are offering you a cash retention bonus in the amount of $[AMOUNT], less applicable taxes and withholdings (the “Retention Bonus”).

The Retention Bonus will be paid to you on March 15, 2022 if you are actively employed by the Company on such date; provided, however, in the event that prior to the end of the Retention Period you voluntarily terminate your employment with the Company other than for Good Reason or are terminated by the Company for Cause, you will be required to reimburse the Company the full amount of your Retention Bonus. Capitalized terms used in this paragraph without definition shall have the meanings ascribed to them in the Change of Control and Severance Agreement between you and the Company dated [DATE].

Please note that this Agreement is not intended to constitute an employment contract of any kind and does not guarantee your continued employment with the Company. Your employment with the Company remains “at will,” meaning that you or the Company may terminate the employment relationship at any time, with or without cause.

This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), and shall be construed and administered in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A.

This Agreement constitutes and contains the entire agreement and understanding between Carrols and you relating to the Retention Bonus and supersedes any and all prior negotiations, discussions, correspondence, understandings, and agreements, both written and oral, with respect to the subject matter hereof. This Agreement may not be amended or modified unless in writing signed by both you and the Company.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply. Any disputes arising out of or relating to this Agreement or the Retention Bonus shall be resolved by the parties in accordance with the Company’s Mandatory Arbitration Program.

If you are agreeable to the terms set forth herein, please sign this Agreement and return it to me by December 31, 2021.

Thank you. We look forward to your continued employment with us.

Sincerely yours,

Jerry DiGenova
Vice President, Human Resources
Carrols Restaurant Group, Inc.

Agreed to and accepted by:
_________________________ [EMPLOYEE NAME]

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